Exhibit 1.2

August 8, 2022

Canoo Inc.

19951 Mariner Avenue
Torrance, California 90503

Evercore Group L.L.C.
55 East 52nd Street, 36th Floor
New York, New York 10055

H.C. Wainwright & Co., LLC
430 Park Avenue
New York, New York 10022

Re:	Equity Distribution Agreement, dated August 8, 2022 (as subsequently amended, restated or otherwise modified, the “ATM Agreement”), among Canoo Inc. (the “Company”), Evercore Group L.L.C. (“Evercore”) and H.C. Wainwright & Co., LLC (“Wainwright” and collectively with Evercore, the “Managers”)

Ladies and Gentlemen:

Reference is made to the ATM Agreement, that certain waiver letter, of even date herewith, executed by the Company and Wainwright (the “Waiver”) and that certain Engagement Letter, effective as of July 14, 2022, by and between the Company and Wainwright, as modified by the Waiver. Terms used herein but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

Pursuant to the Waiver, the Company acknowledged and agreed that Wainwright shall serve as a co-sales agent for any at-the-market offering facility established and/or used by the Company (the “ATM”) during the period commencing on and including August 8, 2022 and ending on (and including) March 31, 2023 (the “Co-Sale Period”), including the ATM Agreement and any successor agreement thereto. As contemplated by the Waiver, the Company directs, and the Managers acknowledge and agree, that the compensation payable to a Designated Manager for sales of the Shares with respect to which such Designated Manager acts as sales agent under the ATM Agreement as provided in Section 3(d) thereof (equal to 3.0% of the gross offering proceeds of the Shares sold pursuant to the ATM Agreement), which shall be paid by the Company to such Manager concurrently with the settlement for sales of the Shares by deduction from the proceeds from sales of the Shares payable to the Company (such deducted amount, the “Sales Commission”), with the other Manager (the “Non-Designated Manager”) as follows:

(i)	The Designated Manager shall pay (by wire transfer of immediately available funds) 50% of such Sales Commission (i.e., 1.5% of the gross proceeds from sales made by the Designated Manager) to the Non-Designated Manager within fifteen (15) days following the end of each calendar month in which sales under the ATM Agreement occur; and (ii) As agreed to by the Company and each of the Managers pursuant to a Terms Agreement; provided that no Terms Agreement shall be effective or binding upon any of the parties hereto unless the Company and each of the Managers agrees on the terms thereof, including the compensation to be paid to each of the Managers for sales made pursuant to the terms thereof.

In addition, as set forth in the Waiver, the Company shall directly pay to Wainwright (by wire transfer of immediately available funds) 1.5% of the gross proceeds from sales under the ATM Agreement) within fifteen (15) days following December 31, 2022, for any sales occurring under the ATM from the date hereof through December 31, 2022 (inclusive), and fifteen (15) days following March 31, 2023, for any sales under the ATM Agreement from January 1, 2023 through March 31, 2023 (inclusive).

As modified by this letter, the ATM Agreement shall remain in full force and effect. In the event of any inconsistency between the terms hereof and the ATM Agreement, the terms hereof shall prevail.

This letter and any claim, controversy or dispute arising under or related to this letter shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws to the extent such principles would result in the application of the laws of another jurisdiction.

This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including in “.pdf’ format or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Managers.

Very truly yours,

CANOO INC.

By:	/s/ Ramesh Murthy
Name: Ramesh Murthy
Title: SVP, Interim CFO and Chief Accounting Officer

[Signature Page to Side Letter to Equity Distribution Agreement]

CONFIRMED AND ACCEPTED,
as of the date first written above:

EVERCORE GROUP L.L.C

By:	/s/ Kristen Grippi
Name: Kristen Grippi
Title: Senior Managing Director

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer